Lauren E. Sicard, Esq.                                                                                                      October 28, 2015

General Counsel and
Corporate Secretary
360 Sports, Inc.
244 5th Avenue, Suite R260
New York, NY 10001
Phone: (917) 719-1360
lsicard@360sportsinc.com

Justin Dobbie
Legal Branch Chief
Office of Transportation and Leisure
United States Securities and Exchange Commission
Division of Corporate Finance
Washington, DC 20549

Re:      360 Sports, Inc. – Legality of the Securities

Covered by the Offering Statement on Form 1-A

CIK No. 0001652577

Dear Mr. Dobbie,

I am General Counsel and Corporate Secretary of 360 Sports, Incorporated, a Delaware corporation (the “Company”), and have advised the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the Company’s Offering Statement on Form 1-A (the "Offering Statement"), relating to the application for exemption from registration under Section 3(b) of the Act, and Regulation A+ promulgated thereunder. The Offering Statement covers up to $20,000,0000 of the Company’s Class A Common Units (the “Units”).

In connection with rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth in this letter.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such documents.

As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of the Company and its officers and other representatives.

Based upon and subject to the foregoing, I am of the opinion that upon issuance, the Units will be validly issued and fully paid and non-assessable.

For the purposes of this opinion, I am assuming that the appropriate certificates will be duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. I express no opinion herein as to any laws other than the federal laws of the United States of America and the Delaware General Corporation Law. My opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion is subject to change in the event that any facts, or laws should change or be enacted in the future.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Offering Statement. I do not admit in providing such consent that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Respectfully submitted,

Lauren E. Sicard, Esq.